Exhibit 99(d)

                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
APRIL 22, 1996

CONTACT PERSON:               STACY DUCKETT, VICE PRESIDENT
                              CORPORATE COMMUNICATIONS
                              TCBY ENTERPRISES, INC.
                              (501) 688-8229

                              MILLIE WARD, PRESIDENT
                              STONE & WARD
                              (501) 375-3003

                   TCBY TO LAUNCH $7.5 MILLION
                   NATIONAL TELEVISION CAMPAIGN

LITTLE ROCK, AR - MONDAY (APRIL 22, 1996) - TCBY SYSTEMS, INC. today announced it will launch its 1996 national television campaign featuring the new "TCBY" Treats(Service
Mark) concept and menu. This campaign, beginning on May 6, will be the first to promote the addition of hand-dipped ice cream and hand- dipped frozen yogurt to the "TCBY"(Registered) menu.

The  spot,   "Celebration",   announces   the   upgrade   of
traditional "TCBY"(Registered) stores to the "TCBY" Treats(Service Mark) frozen snacks and desserts concept. "TCBY" Treats(Service Mark) stores feature "TCBY"(Registered) soft-serve frozen yogurt and sorbet, and "TCBY"(Registered) hand-dipped frozen yogurt, premium ice cream and sorbet. Currently, over 60 percent of traditional operating stores in the U.S. have converted to the new format or are in the process of doing so.

The campaign will  run for ten  weeks beginning May  6.   It
will appear on the major cable networks, as well as national broadcast networks. Over 4,400 :30 and :15 spots will air during this time.

The national campaign was developed and launched by Stone  &
Ward Advertising, Marketing and  Public Relations of  Little
Rock, Ark., which has been the agency of record for the Company for three years.

"We're pleased with the execution of the spots," said Larry Stone, Executive Creative Director and Chief Executive
Officer of Stone & Ward. "The campaign combines strong product visuals with upbeat, original music to effectively introduce the next generation of TCBY products. It all works together to build the value of the brand."

Kathy Scharff of Stone & Ward served as Producer/Creative Director and Jean Romano of Stone & Ward was Associate Creative Director. The television commercials were filmed by Director Greg Ramsey of Fahrenheit Films of New York. Editing was completed by Palestrini Post Production of New York, and music was produced and mixed by Shapiro Music of Boston.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the largest manufacturer-franchisor of frozen yogurt in the world.

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